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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              CAMDEN PROPERTY TRUST
                              ---------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
                                  ------------
                         (TITLE OF CLASS OF SECURITIES)


                                    133131102
                                    ---------
                                 (CUSIP NUMBER)


                                 AUGUST 9, 2000
             -------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE
IS FILED:

|_|      RULE 13D-1(B)

|X|      RULE 13D-1(C)

|_|      RULE 13D-1(D)

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CUSIP NO. 133131102               SCHEDULE 13G                 PAGE 2 OF 6 PAGES
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  1       NAME OF REPORTING PERSON:
          Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          58-6192550
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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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  3       SEC USE ONLY


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  4       CITIZENSHIP OR PLACE OF ORGANIZATION


          The Netherlands
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                         5    SOLE VOTING POWER

                              2,900
                       --------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              1,926,265
      OWNED BY         --------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH              2,900
                       --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,926,265
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,929,165
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  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.05%
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  12      TYPE OF REPORTING PERSON*

          00
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO. 133131102               SCHEDULE 13G                 PAGE 3 OF 6 PAGES
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ITEM 1.

         (a)      Name of Issuer

                  Camden Property Trust

         (b)      Address of Issuer's Principal Executive Offices

                  3 Greenway Plaza, Suite 1300

                  Houston, Texas  77046

ITEM 2.

         (a)      Name of Person Filing
                  Stichting Pensioenfonds voor de Gezondheid, Geestelijke en
                     Maatschappelijke Belangen

         (b)      Address of Principal Business Office or, if none, Residence

                  P.O. Box 4001

                  3700 KA Zeist

                  The Netherlands


         (c)      Citizenship

                  The Netherlands


         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  133131102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a) |_|  Broker or Dealer registered under Section 15 of the Act
         (b) |_|  Bank as defined in Section 3(a)(6) of the Act
         (c) |_|  Insurance Company as defined in Section 3(a)(19) of the Act
         (d) |_|  Investment Company registered under Section 8 of the
                  Investment Company Act
         (e) |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
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CUSIP NO. 133131102               SCHEDULE 13G                 PAGE 4 OF 6 PAGES
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         (f) |_|  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
         (g) |_| Parent Holding Company, in accordance withss.240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j) |_|  Group, in accordance with ss.240.13d-1(b)-1(ii)(J)


ITEM 4. OWNERSHIP

       Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

         (a)      Amount Beneficially Owned

                  1,929,165


         (b)      Percent of Class

                  5.05%


         (c) Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote

                           2,900

                  (ii)     shared power to vote or to direct the vote

                           1,926,265


                  (iii) sole power to dispose or to direct the disposition of

                           2,900

                  (iv) shared power to dispose or to direct the disposition of

                           1,926,265
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CUSIP NO. 133131102               SCHEDULE 13G                 PAGE 5 OF 6 PAGES
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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  None

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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CUSIP NO. 133131102               SCHEDULE 13G                 PAGE 6 OF 6 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Dated: September 6, 2000


                                     Stichting Pensioenfonds voor de Gezondheid,
                                     Geestelijke en Maatschappelijke Belangen


                                     By: /s/ J.H.W. R. VAN DER VLIST
                                         ---------------------------------------
                                         Name:  Mr. J.H.W.R. van der Vlist
                                         Title: Director, Real Estate